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                                                         September 13, 1995


                           Collins and Aikman Products Co.
                            Collins and Aikman Corporation


               Ladies and Gentlemen:

                         We have acted as counsel for Collins & Aikman
               Products Co., a Delaware corporation (the "Company"), and Collins and Aikman Corporation, a Delaware corporation (the "Guarantor"), in connection with the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") of up to $400,000,000 principal amount of senior or subordinated debt securities of the Company, in one or more series, unconditionally guaranteed by the Guarantor (the "Debt Securities").

                         In that connection, we have examined originals, or
               copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation of the Company, as amended and restated, and (b) the By-laws of the Company.

                         Based upon the foregoing, we are of opinion as
               follows:

                         (1) the Company and the Guarantor have been duly
                    incorporated and are validly existing corporations under the laws of the State of Delaware; and

                         (2) with respect to any series of Debt Securities,
                    when (i) the Registration Statement, as finally amended


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                    (including all necessary post-effective amendments),
                    has become effective and the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) an appropriate prospectus supplement with respect to the Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if Debt Securities are to be sold pursuant to a firm commitment underwritten offering, agency agreement or any other arrangement, the Underwriting Agreement, agency agreement or any other agreement with respect to Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of Debt Securities and related matters; (v) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law, the Certificate of Incorporation, as amended and restated, or By-laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (vi) the applicable Indenture has been duly authorized, executed and delivered by the Company to the applicable Trustee; and (vii) the Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefore, such Debt Securities, when issued and sold in accordance with the applicable Indenture and the Underwriting Agreement, if any, or any other duly authorized, executed and delivered applicable valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity), except to the extent that


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                    enforcement thereof may be limited by (a) public policy
                    considerations which may limit the rights of parties to obtain further remedies, (b) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and
                    (c) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

                         We know that we may be referred to, as counsel who
               has passed upon the validity of the issuance of the Debt Securities on behalf of the Company and the Guarantee on behalf of the Guarantor, in the Prospectus forming a part of the Registration Statement on Form S-3 relating to the Debt Securities filed with the Securities and Exchange Commission pursuant to the Securities Act, and we hereby consent to such use of our name in said Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit 5 thereto.


                                             Very truly yours,

                                             /s/ CRAVATH, SWAINE & MOORE

               Collins & Aikman Products Co.
                  701 McCullough Drive
                     Charlotte, NC 28262

               22NS